UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 1, 2008
COMSYS IT PARTNERS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27792	56-1930691
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File No.)	Identification Number)
4400 Post Oak Parkway, Suite 1800
Houston, Texas 77027
(Address of Principal Executive Offices)
(713) 386-1400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 1, 2008, COMSYS IT Partners Inc.’s (the “Company”) Compensation Committee (the “Committee”) concluded that the annual EBITDA bonus target for its 2008 executive compensation bonus plan (the “Original EBITDA Target”) was unattainable, and replaced the annual target with a new EBITDA bonus target for the final six months of 2008 (the “New EBITDA Target”) that was lower on an annualized basis than the Original EBITDA Target by approximately 22%.
Additionally, the Committee reduced by 50% in each case the threshold and target bonus amounts, expressed as a percentage of base pay, for each of the Company’s named executive officers to the following:

Name	Threshold	Target	Maximum
Mr. Enterline	18.75%	37.5%	56.25%
Mr. Barker	15%	30%	45%
Ms. Bobbitt	12.5%	25%	37.5%
Mr. Bramlett	12.5%	25%	37.5%
Mr. Kerr	12.5%	25%	37.5%
Bonuses will not be paid to the named executive officers under the revised bonus plan if the threshold level of EBITDA in the second half is not achieved. The original bonus amounts, expressed as a percentage of base pay, for each of the named executive officers were as follows:

Name	Threshold	Target	Maximum
Mr. Enterline	37.5%	75%	150%
Mr. Barker	30%	60%	120%
Ms. Bobbitt	25%	50%	100%
Mr. Bramlett	25%	50%	100%
Mr. Kerr	25%	50%	100%
Additionally, the vesting for several prior period equity award grants was based on the achievement of the Original EBITDA Target. As a result of the above adjustments, the awards subject to the performance vesting were reduced by approximately 25%. If the New EBITDA Target is met, 50% of the original awards will vest. If the New EBITDA Target is exceeded, up to 75% of the original awards will vest.
[SIGNATURE PAGE TO FOLLOW]

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMSYS IT PARTNERS, INC.
Date: October 2, 2008	By:	/s/ Amy Bobbitt
	Name:	Amy Bobbitt
	Title:	Senior Vice President and Chief Accounting Officer